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                                                                     EXHIBIT 3.1

                             CERTIFICATE OF INCORPORATION

                                          OF

                               TORREY INVESTMENTS INC.


         FIRST.  The name of the corporation is Torrey Investments Inc.

         SECOND. The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. The total number of shares which the corporation shall have authority to issue is 1,000 shares of Common Stock, and the par value of each of such shares is $.01.

         FIFTH. The name and mailing address of the incorporator is Richard R. Howe, 125 Broad Street, New York, New York 10004.

         SIXTH. The board of directors of the corporation is expressly authorized to adopt, amend or repeal by-laws of the corporation.

         SEVENTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

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         EIGHTH.  Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares at the time entitled to vote at an election of directors, whether or not the board of directors is classified as provided in subsection (d) of Section 141 of Title 8 of the Delaware Code.

         NINTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article NINTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

         IN WITNESS WHEREOF, I have signed this certificate of incorporation this 25th day of January, 1991.

                                  /s/ Richard R. Howe
                             -------------------------------
                                      Richard R. Howe

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